PRESS RELEASE

PARAMOUNT ENERGY TRUST ANNOUNCES INITIAL CASH DISTRIBUTION FOR APRIL 15, 2003

March 12, 2003. Paramount Energy Trust (“PET”) (TSX — PMT.UN) is pleased to announce that its initial cash distribution on April 15, 2003 in respect of income for the period from January 1 through March 31, 2003, for unitholders of record on March 31, 2003, will be $0.83 per trust unit. The ex-distribution date is March 27, 2003. This represents a distribution increase of $0.34 per trust unit, or a sixty nine percent (69%) increase above the previously forecast distribution for the three month period, reflecting the very robust natural gas prices being realized by PET during the first quarter. Following the initial distribution, PET intends to pay distributions monthly commencing May 15, 2003.

Paramount Energy Trust is a natural gas-focussed Canadian energy trust. PET’s Trust Units are listed on the Toronto Stock Exchange under the symbol “PMT.UN”.

For further information with respect to PET please visit our website at www.paramountenergy.com or contact:

Paramount Energy Operating Corp.

Susan L. Riddell Rose
President and Chief Operating Officer

Or

Cameron R. Sebastian
Vice-President, Finance and CFO

Or

Gary C. Jackson
Vice-President, Land, Legal and Acquisitions

Telephone: (403) 269-4400,
Facsimile: (403) 269-6336,
E-mail: info@paramountenergy.com,

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.